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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/ /  Preliminary proxy statement

/ /  Definitive proxy statement

/X/  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 PAUL F. LEVIN
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/ /  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4) Proposed maximum aggregate value of transaction:

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:  $125
     (2) Form, schedule or registration statement no.:  1-6249
     (3) Filing party:  First Union Real Estate Equity and Mortgage Investments
     (4) Date filed:  March 10, 1994
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April 11, 1994

Mr. Leslie L. Ogg
Vice President and General Counsel
IDS Mutual Fund Group
Suite 2810
901 Marquette Avenue South
Minneapolis, MN 55402-3268

Dear Leslie:

Thank You for your letter of March 31, 1994, which identified your ownership position and reasons for voting against proposal #2 on our proxy which specifically relates to our management incentive ownership program.

Needless to say, I was quite disappointed and puzzled with your "no" vote which I was advised of early last week. Because we feel strongly about the Plan, and are confident it will be adopted and confident it will be adopted and will achieve it's goals, I feel it important to respond to your letter.

I was disappointed beacuse with such an important decision, which would benefit shareholders, it does not appear to have been given sufficient review and analysis. I was puzzled because your decision was contrary to what the majority of institutions are strongly recommending: that management have ownership to align their interests with shareholders.

Upon further investigation, we learned that Institutional Shareholder Services, Inc. (ISS) recommended the "no" vote to IDS, based in its inability to quantify the transfer of ownership to management.

You should be aware that when we talked with ISS on April 7, we concluded that their representative apparently did not understand the proposal, nor had they taken the time to make a sincere attempt to understand it. It turns out that three weeks ago we received a brief phone call in which they identified themselves, but did not indicate the purpose of the call, and asked only one question
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(regarding company share authorization limits). That single question could not extract the necessary information required to make a prudent decision.

Our call to ISS was to discuss and review their procedure and our plan. This brief call resulted in a request from them, the next day, to change our plan. This request indicated that they did not understand the plan, or that what they were requesting would require a change in the proposal described in the proxy during a solicitation, which would result in the violation of SEC regulations.

As a shareholder, your interest is to enhance your investment value in First Union. At present, management owns less than 0.2% of the Company which is considerably less than what institutional investors prefer. The plan was thoroughly reviewed and recommended by our Compensation Committee and unanimously approved by our Board. It will result in increased management
ownership in the Company which will come as value is    added to the Trust.
Voting against managements opportunity to align themselves with owners through a program that is designed toward increasing shareholder value is, I feel, ultimately contrary to your interests. I urge you to reconsider and vote in favor of the plan.

Please know I hold IDS in high regard, as well as Neil Crowder, whom I've had the opportunity to meet.

Thanks for considering First Union Real Estate Investments a fine company. I'm excited about the future of the Company.


Very truly yours,


/S/ James C. Mastandrea
James C. Mastandrea
Chairman and Chief Executive Officer


JCM/mar